Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sonic Automotive, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-82615, 333-71803, 333-68183, 333-96023, 333-50430, 333-50430-01 through 333-50430-G7, 333-160452, 333-160452-01 through 333-160452-277, 333-161519, 333-161519-01 through 333-161519-277) on Form S-3, (No. 333-77407) on Form S-3MEF, (Nos. 333-51978, 333-165718, 333-165718-01 through 333-165718-277, 333-182307, 333-183709, 333-183709-001 through 333-183709-284, and 333-218382-01 through 333-218382-233) on Form S-4 and (Nos. 333-81059, 333-81053, 333-69907, 333-69899, 333-65447, 333-49113, 333-69901, 333-95791, 333-46272, 333-46274, 333-102052, 333-102053, 333-109411, 333-117065, 333-124370, 333-142435, 333-142436, 333-159674, 333-159675, 333-180814, 333-180815, 333-204027, 333-217504, 333-232177) on Form S-8 of Sonic Automotive, Inc. of our reports dated February 22, 2021, with respect to the consolidated balance sheets of Sonic Automotive, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 Annual Report on Form 10‑K of Sonic Automotive, Inc.
As discussed in Note 15 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Charlotte, North Carolina
February 22, 2021